Exhibit 99.1

For release: July 14, 2004, 6:00 am EDT	Contact: Mark Rittenbaum

Greenbrier doubles third quarter earnings to $.42 per share on revenues of $225 million; backlog at record levels

Lake Oswego, Oregon, July 14, 2004 –

HIGHLIGHTS

•	Net earnings for the third quarter were $6.4 million, or $.42 per diluted share, equal to net earnings for the entire first half of fiscal 2004. Third quarter earnings are double the net earnings of $3.0 million, or $.21 per diluted share, for the third quarter of fiscal 2003.

•	Revenues for the third quarter grew to $225 million, up 63% from $138 million in the prior year’s third quarter, and up 35% from $167 million in the second quarter of fiscal 2004.

•	New railcar deliveries for the quarter were 3,600 units, up 125% from 1,600 units for the third quarter of fiscal 2003. Year to date deliveries were 7,800 units compared to 4,400 in the prior fiscal year. Current quarter deliveries include 600 units produced in a prior period for which revenue recognition was deferred until the current quarter.

•	New railcar manufacturing backlog in North America and Europe was at a month-end record 14,300 units valued at $840 million at June 30, 2004 compared to 9,700 units valued at $600 million at May 31, 2004, and to 10,000 units valued at $560 million at February 29, 2004.

FINANCIAL RESULTS:

     The Greenbrier Companies [NYSE:GBX] today reported net earnings of $6.4 million, or $.42 per diluted share, on revenues of $225 million for its third fiscal quarter ended May 31, 2004.

     William A. Furman, president and chief executive officer, said “All lines of business realized improved performance and contributed to the strong quarterly results. The economic recovery and growth in railroad freight loadings have helped fuel our profitability. However, initiatives instituted earlier in the year are also paying off. As an example, a team was put in place to aggressively manage steel and scrap surcharge issues with customers and suppliers. The increase in manufacturing margins and pricing on recent orders in backlog reflects the successes realized in this area.”

     Furman added, “Greenbrier’s new railcar backlog is at record levels, with car types which will help assure long, efficient production runs. The Company’s market share of total north American new railcar industry backlog was 25% at June 30, 2004, while our share of industry capacity is only about 15%. This strong backlog provides good financial visibility through most of fiscal 2005. Our leasing operations continue to realize margin enhancement, as a result of lease extensions at higher lease rates and higher lease fleet utilization.”

CASH FLOW, LIQUIDITY, DELIVERIES:

     Mark Rittenbaum, senior vice president and treasurer, said, “EBITDA for the quarter was $19 million, and year to date was $42 million. Unused lines of credit remain at nearly $100 million, with over $40 million of debt and participation paid down year to date. We now anticipate Greenbrier’s new railcar deliveries will exceed 10,500 units for the fiscal year, surpassing our earlier estimates of 10,000 units.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry in North America. Greenbrier builds new railroad freight cars in the U.S., Canada and Mexico, and repairs and refurbishes freight cars and wheels at thirteen locations across North America. The Company produces rail castings through an unconsolidated joint venture and also manufactures new freight cars through the use of unaffiliated subcontractors. The Company also builds new railroad freight cars and refurbishes freight cars for the European market through its manufacturing operations in Poland and various sub-contractor facilities throughout Europe. At Greenbrier’s Portland, Oregon manufacturing facility, it builds ocean-going barges for the maritime industry. Greenbrier owns approximately 11,000 railcars and performs management services for approximately 122,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

The Greenbrier Companies will host a teleconference to discuss third quarter fiscal 2004 results. Teleconference details are as follows:

Wednesday, July 14, 2004
8:00 am Pacific Daylight Time
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same site.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2004	2003
Assets
Cash and cash equivalents	$13,793	$77,298
Restricted cash	1,826	5,434
Accounts and notes receivable	111,762	80,197
Inventories	91,667	105,652
Investment in direct finance leases	24,628	41,821
Equipment on operating leases	163,340	139,341
Property, plant and equipment	55,095	58,385
Other	23,916	30,820

	$486,027	$538,948

Liabilities and Stockholders’ Equity
Revolving notes	$24,362	$21,317
Accounts payable and accrued liabilities	153,818	150,874
Participation	36,731	55,901
Deferred revenue	2,233	39,779
Deferred income taxes	18,058	16,127
Notes payable	102,429	117,989
Subordinated debt	15,966	20,921
Subsidiary shares subject to mandatory redemption	3,746	4,898
Stockholders’ equity	128,684	111,142

	$486,027	$538,948

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003
Revenue
Manufacturing	$207,136	$121,259	$473,164	$342,759
Leasing & services	18,157	16,853	53,888	52,722

	225,293	138,112	527,052	395,481
Cost of revenue
Manufacturing	189,275	109,247	432,857	318,518
Leasing & services	10,301	10,265	31,542	32,791

	199,576	119,512	464,399	351,309
Margin	25,717	18,600	62,653	44,172
Other costs
Selling and administrative	12,352	10,102	33,336	29,110
Interest and foreign exchange	2,932	2,707	8,136	10,399
Special charges	—	—	1,234	—

	15,284	12,809	42,706	39,509
Earnings before income taxes and equity in unconsolidated subsidiaries	10,433	5,791	19,947	4,663
Income tax expense	(4,116)	(2,324)	(5,446)	(2,222)

Earnings before equity in unconsolidated subsidiaries	6,317	3,467	14,501	2,441
Equity in earnings (loss) of unconsolidated subsidiaries	58	(461)	(1,734)	(1,416)

NET EARNINGS	$6,375	$3,006	$12,767	$1,025

Basic earnings per common share	$0.44	$0.21	$0.88	$0.07

Diluted earnings per common share	$0.42	$0.21	$0.84	$0.07

Weighted average common shares:
Basic	14,628	14,121	14,500	14,121
Diluted	15,224	14,332	15,111	14,261

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,	May 31,
	2004	2003
Cash flows from operating activities
Net earnings	$12,767	$1,025
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	1,931	1,088
Depreciation and amortization	15,529	13,779
Gain on sales of equipment	(236)	(336)
Special charges	1,234	—
Other	1,669	(928)
Decrease (increase) in assets:
Accounts and notes receivable	(27,815)	(15,463)
Inventories	9,714	(3,430)
Other	1,028	(3,721)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	9,300	30,397
Participation	(19,170)	(5,622)
Deferred revenue	(37,292)	(3,249)

Net cash (used in) provided by operating activities	(31,341)	13,540

Cash flows from investing activities
Principal payments received under direct finance leases	7,348	11,290
Proceeds from sales of equipment	10,719	22,093
Purchase of property and equipment	(33,277)	(8,532)
Decrease (increase) in restricted cash	3,608	(1,103)
Investment in and advances to unconsolidated joint venture	(4,755)	—

Net cash (used in) provided by investing activities	(16,357)	23,748

Cash flows from financing activities
Changes in revolving notes	3,045	(862)
Repayments of notes payable	(16,504)	(20,270)
Repayment of subordinated debt	(4,955)	(5,537)
Exercise of stock options	3,884	—
Purchase of subsidiary shares subject to mandatory redemption	(1,277)	—

Net cash used in financing activities	(15,807)	(26,669)

Increase (decrease) in cash and cash equivalents	(63,505)	10,619
Cash and cash equivalents
Beginning of period	77,298	67,596

End of period	$13,793	$78,215

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA
(In thousands, unaudited)

	Three Months ended		Nine Months ended
	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003
Net cash (used in) provided by operating activities	$35,458	$12,724	$(31,341)	$13,540
Changes in working capital	(19,073)	(5,171)	64,235	1,088
Deferred income taxes	(3,554)	(52)	(1,931)	(1,088)
Gain on sales of equipment	46	3	236	336
Special charges	—	—	(1,234)	—
Other	(1,300)	169	(1,669)	928
Income tax expense	4,116	2,324	5,446	2,222
Interest and foreign exchange	2,932	2,707	8,136	10,399

EBITDA	$18,625	$12,704	$41,878	$27,425

1 “EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.

# # #